                                                                    EXHIBIT 99.3

MIDAMERICAN ENERGY COMPANY
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                YEAR ENDED
                                                                                DECEMBER 31
                                                            -------------------------------------------------
                                                                1994              1993              1992
                                                            -------------     -------------     -------------
OPERATING REVENUES
  Electric                                                  $   1,021,660     $   1,002,970     $     936,027
  Gas                                                             492,015           538,989           484,687
                                                            -------------     -------------     -------------
    Total
                                                                1,513,675         1,541,959         1,420,714
                                                            -------------     -------------     -------------
OPERATING EXPENSES AND TAXES
  Cost of fuel, energy and capacity                               213,987           217,385           211,924
  Cost of gas sold                                                326,782           366,049           326,097
  Cooper Nuclear Station non-fuel costs                            93,377            76,627            70,699
  Other operating expenses                                        265,092           264,093           259,212
  Maintenance                                                     101,275           101,601            93,769
  Depreciation and amortization                                   154,229           150,822           144,646
  Income taxes                                                     69,731            68,364            40,416
  Property and other taxes                                         94,990            93,238            97,479
                                                            -------------     -------------     -------------
    Total                                                       1,319,463         1,338,179         1,244,242
                                                            -------------     -------------     -------------
OPERATING INCOME                                                  194,212           203,780           176,472
                                                            -------------     -------------     -------------
OTHER INCOME
  Subsidiaries
    Revenues                                                      175,314           137,181            66,218
    Other Income                                                   39,348            35,506            21,650
    Expenses                                                     (199,422)         (158,870)          (86,496)
                                                            -------------     -------------     -------------
      Net Income                                                   15,240            13,817             1,372
  Miscellaneous                                                     3,539            13,632              (315)
                                                            -------------     -------------     -------------
    Total                                                          18,779            27,449             1,057
                                                            -------------     -------------     -------------
INCOME BEFORE UTILITY INTEREST CHARGES                            212,991           231,229           177,529
                                                            -------------     -------------     -------------
UTILITY INTEREST CHARGES
  Interest on long-term debt                                       73,922            80,642            87,233
  Other interest expense                                            6,639             5,068             4,373
  Allowance for borrowed funds                                     (3,955)           (2,186)           (2,162)
                                                            -------------     -------------     -------------
    Total                                                          76,606            83,524            89,444
                                                            -------------     -------------     -------------
INCOME FROM CONTINUING OPERATIONS                                 136,385           147,705            88,085

INCOME (LOSS) FROM DISCONTINUED
OPERATIONS (net of income taxes)                                   (5,645)           (3,854)              794
                                                            -------------     -------------     -------------
NET INCOME                                                        130,740           143,851            88,879
PREFERRED AND PREFERENCE DIVIDENDS                                 10,551             8,367             8,735
                                                            -------------     -------------     -------------
EARNINGS ON COMMON STOCK                                    $     120,189     $     135,484     $      80,144
                                                            -------------     -------------     -------------
                                                            -------------     -------------     -------------
AVERAGE SHARES OF COMMON STOCK OUTSTANDING                         98,531            97,762            95,430
                                                            -------------     -------------     -------------
                                                            -------------     -------------     -------------

EARNINGS PER AVERAGE SHARE OF COMMON SHARE
Continuing operations                                       $        1.28     $        1.43     $        0.83
Discontinued operations                                             (0.06)            (0.04)             0.01
                                                            -------------     -------------     -------------

Earnings per average share of common stock                  $        1.22     $        1.39     $        0.84
                                                            -------------     -------------     -------------


The accompanying notes are an integral part of these supplemental consolidated financial statements.

MIDAMERICAN ENERGY COMPANY
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

                                                                      AS OF
                                                       ------------------------------------
                                                                   DECEMBER 31
                                                       ------------------------------------
                                                            1994                 1993
                                                       ----------------     ---------------
ASSETS

UTILITY PLANT
  Electric                                             $     3,765,004      $    3,642,415
  Gas                                                          663,792             639,276
                                                       ----------------     ---------------
    Gross plant                                              4,428,796           4,281,691
  Less accumulated depreciation and amortization             1,885,870           1,801,668
                                                       ----------------     ---------------
  Utility plant, net                                         2,542,926           2,480,023
  Construction work in progress                                101,252             111,726
                                                       ----------------     ---------------
    Total                                                    2,644,178           2,591,749
                                                       ----------------     ---------------
POWER PURCHASE CONTRACT                                        221,998             248,643
                                                       ----------------     ---------------
INVESTMENT IN DISCONTINUED OPERATIONS                           15,249              22,206
                                                       ----------------     ---------------
CURRENT ASSETS
  Cash and cash equivalents                                     33,778              24,289
  Receivables, less reserves                                   204,554             214,770
  Inventories                                                   92,248             100,675
  Other                                                         27,383              36,195
                                                       ----------------     ---------------
    Total                                                      357,963             375,929
                                                       ----------------     ---------------
INVESTMENTS                                                    748,457             760,308
                                                       ----------------     ---------------
OTHER ASSETS                                                   427,929             372,426
                                                       ----------------     ---------------

TOTAL ASSETS                                           $     4,415,774      $    4,371,261
                                                       ----------------     ---------------
                                                       ----------------     ---------------
CAPITALIZATION AND LIABILITIES

CAPITALIZATION
  Common shareholders' equity                          $     1,204,112      $    1,180,510
  Nonredeemable preferred shares                                89,955             109,871
  Redeemable preference shares                                  50,000              50,000
  Long-term debt                                             1,398,255           1,341,003
                                                       ----------------     ---------------
    Total                                                    2,742,322           2,681,384
                                                       ----------------     ---------------
CURRENT LIABILITIES
  Notes payable                                                124,500             173,035
  Current portion of long-term debt and
    purchased power contract                                    84,952              77,201
  Accounts payable                                             110,175             129,504
  Taxes accrued                                                 91,653             110,923
  Interest accrued                                              30,659              31,021
  Other                                                         54,473              52,237
                                                       ----------------     ---------------
    Total                                                      496,412             573,921
                                                       ----------------     ---------------
OTHER LIABILITIES
  Power purchase contract                                      125,729             140,655
  Deferred income taxes                                        725,665             670,288
  Investment tax credit                                        100,871             106,729
  Other                                                        224,775             198,284
                                                       ----------------     ---------------
    Total                                                    1,177,040           1,115,956
                                                       ----------------     ---------------

TOTAL CAPITALIZATION AND LIABILITIES                   $     4,415,774      $    4,371,261
                                                       ----------------     ---------------
                                                       ----------------     ---------------

The accompanying notes are an integral part of these supplemental consolidated financial statements.


MIDAMERICAN ENERGY COMPANY
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                                                         YEAR ENDED
                                                                                                        DECEMBER 31
                                                                                          ----------------------------------------
                                                                                             1994           1993           1992
                                                                                         -----------    -----------    -----------
NET CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                                               $  130,740     $  143,851     $   88,879
Adjustments to reconcile net income to net cash provided:
  Depreciation, depletion and amortization                                                  181,695        173,798        165,887
  Amortization of advances from capital improvements                                         11,020         11,412         11,971
  Amortization of nuclear fuel                                                                5,334          7,989          7,860
  Net increase (decrease) in deferred income taxes and
    investment tax credit                                                                    36,926          1,932         (7,585)
  Capitalized cost of real estate sold                                                        3,723          5,737          5,525
  Loss from discontinued operations                                                           5,645          3,854           (794)
  Gain on sale of assets and long-term investments                                           (6,409)       (25,428)        (5,254)
  Provision for unrealized loss on property and
    long-term investments                                                                         -              -          9,915
  Cash flows resulting from changes in working capital, net of
    effects from discontinued operations and exchanges of assets                             (9,270)        20,066        (19,857)
Deferred energy efficiency program costs, net                                               (25,302)       (24,575)       (11,939)
Other                                                                                        19,564          1,125          7,452
                                                                                         ----------     ----------     ----------
  Net cash provided                                                                         353,666        319,761        252,060
                                                                                         ----------     ----------     ----------
NET CASH FLOWS FROM INVESTING ACTIVITIES
Utility capital expenditures                                                               (195,924)      (204,746)      (168,176)
Cooper Nuclear Station capital improvement advances                                          (4,428)        (3,540)       (10,855)
Quad-Cities Nuclear Power Station fuel expenditures                                         (11,317)        (6,795)        (9,313)
Quad-Cities Nuclear Power Station decommissioning trust fund                                 (9,044)        (7,918)        (4,469)
Nonregulated capital expenditures                                                           (52,609)       (86,505)       (35,566)
Purchase of assets and long-term investments                                               (123,714)      (206,139)      (216,264)
Proceeds from sale of assets and long-term investments                                      148,740        261,349        179,741
Other investing activities, net                                                               2,000         22,365          4,168
                                                                                         ----------     ----------     ----------
  Net cash used                                                                            (246,296)      (231,929)      (260,734)
                                                                                         ----------     ----------     ----------
NET CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid on common shares                                                            (114,851)      (114,054)      (122,447)
Dividends paid on preferred and preference shares                                           (10,551)        (8,367)        (8,735)
Long-term debt proceeds, net of issuance cost                                               180,410        796,897        124,035
Retirement of long-term debt, net of reacquisition cost                                    (102,472)      (895,900)       (74,695)
Increase (decrease) in InterCoast Energy Company
   unsecured revolving credit facility                                                       (9,500)        44,500        (15,100)
Reacquisition of preferred stock, net of reacquisition cost                                 (20,142)       (32,629)       (32,158)
Issuance of preferred stock, net of issuance cost                                                 -         68,140              -
Issuance of common shares                                                                    27,760              -         79,854
Net increase (decrease) in notes payable                                                    (48,535)        52,791         52,615
                                                                                         ----------     ----------     ----------
  Net cash provided (used)                                                                  (97,881)       (88,622)         3,369
                                                                                         ----------     ----------     ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                          9,489           (790)        (5,305)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                             24,289         25,079         30,384
                                                                                         ----------     ----------     ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                               $   33,778     $   24,289     $   25,079
                                                                                         ----------     ----------     ----------
                                                                                         ----------     ----------     ----------
ADDITIONAL CASH FLOW INFORMATION:
  Interest paid, net of amounts capitalized                                              $  105,004     $  111,133     $  115,446
                                                                                         ----------     ----------     ----------
                                                                                         ----------     ----------     ----------
  Income taxes paid                                                                      $   38,195     $   54,346     $   40,893
                                                                                         ----------     ----------     ----------
                                                                                         ----------     ----------     ----------


The accompanying notes are an integral part of these supplemental consolidated financial statements.

MIDAMERICAN ENERGY COMPANY                                               1 OF 2
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CAPITALIZATION
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                      AS OF DECEMBER 31
                                                                    -------------------------------------------------------
                                                                              1994                         1993
                                                                    -------------------------    --------------------------

COMMON SHAREHOLDERS' EQUITY
Common stock, no par; 350,000,000 shares authorized;
  99,686,636 and 97,782,271 shares outstanding, respectively        $     786,420                $     759,120
Retained earnings                                                         426,683                      421,358
Other                                                                      (8,991)                          32
                                                                    --------------               --------------
    Total                                                               1,204,112     43.9%          1,180,510        44.0%
                                                                    --------------  ---------    --------------   ---------

PREFERRED AND PREFERENCE SHARES
Cumulative nonredeemable preferred, without par value;
  10,000,000 shares authorized:
  $3.30 Series, 49,622 and 49,632 shares, respectively                      4,962                        4,963
  $3.75 Series, 38,320 shares                                               3,832                        3,832
  $3.90 Series, 32,630 and 32,636 shares, respectively                      3,263                        3,263
  $4.20 Series, 47,369 shares                                               4,737                        4,737
  $4.35 Series, 49,950 shares                                               4,995                        4,995
  $4.40 Series, 50,000 shares                                               5,000                        5,000
  $4.80 Series, 49,898 shares                                               4,990                        4,990
  1.7375 Series, 2,400,000 shares                                          58,176                       58,262
Cumulative preference, subject to mandatory redemption, outstanding;
  2,386,250 shares authorized:
  $5.25 Series Preference, 100,000 shares                                  10,000                       10,000
  $7.80 Series Preference, 400,000 shares                                  40,000                       40,000
Cumulative preferred, not subject to mandatory redemption, outstanding;
  400,000 shares authorized:
  $4.36 Series, 60,000 shares                                                   -                        6,000
  $4.22 Series, 40,000 shares                                                   -                        4,000
  $7.50 Series, 98,288 shares                                                   -                        9,829
                                                                    --------------               --------------
    Total                                                                 139,955      5.1%            159,871       6.0%
                                                                    --------------  ---------    --------------   ---------

LONG-TERM DEBT
Mortgage bonds:
  5 7/8% Series, due 1997                                                  22,000                       22,000
  Adjustable Rate Series, due 1997 (7.6%)                                  25,000                       25,000
  5.05% Series, due 1998                                                   50,000                       50,000
  6 1/4% Series, due 1998                                                  75,000                       75,000
  7 7/8% Series, due 1999                                                  60,000                            -
  6.0% Series, due 2000                                                    35,000                       35,000
  6 3/4% Series, due 2000                                                  75,000                       75,000
  8.15% Series, due 2001                                                   40,000                       40,000
  7 1/8% Series, due 2003                                                 100,000                      100,000
  7.70% Series, due 2004                                                   60,000                       60,000
  7% Series, due 2005                                                     100,000                      100,000
  7 3/8% Series, due 2008                                                  75,000                       75,000
  8% Series, due 2022                                                      50,000                       50,000
  7.45% Series, due 2023                                                   30,000                       30,000
  8 1/8% Series, due 2023                                                 100,000                      100,000
  6.95% Series, due 2025                                                   50,000                       50,000

MIDAMERICAN ENERGY COMPANY                                               2 OF 2
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CAPITALIZATION
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                      AS OF DECEMBER 31
                                                                    -------------------------------------------------------
                                                                              1994                         1993
                                                                    -------------------------    --------------------------

LONG-TERM DEBT (CONTINUED)
Pollution control revenue bonds:
  5.15% to 5.75% Series, due periodically through 2003                       7,861                        8,276
  5.75% Series, due 2003                                                     3,683                        3,828
  5.8% Series, due 2007 (secured by first mortgage bonds)                   12,750                       12,750
  5.95% Series, due 2023 (secured by general mortgage bonds)                29,030                       29,030
  Variable rate series, due 2023 (secured by general
   mortgage bonds, 2.9% and 2.6%, respectively)                             28,295                       28,295
  Variable rate series, due 2024 (4.0%)                                     34,900                            -
  Variable rate series, due 2016 (5.7% and 2.5%, respectively)              33,700                       33,700
  Variable rate series, due 2017 (5.7% and 2.5%, respectively)               3,900                        3,900
  Variable rate series, due 2023 (5.6% and 3.2%, respectively)               6,850                        6,850
  4 4/10% Series, due 2013                                                       -                       11,000
  Louisa County, Iowa, floating 30-day municipal bond rate,
    due 2015                                                                     -                       23,900
Notes:
  9.30% Series, due 1995 and 1996                                            9,000                       17,000
  8 7/10% Series, due annually through 1996                                 25,508                       25,979
  9% to 15% Series, due annually through 1996                                   22                           44
  Adjustable rate series, due semiannually through 1996                     13,100                            -
  10.20% Series, due 1996 and 1997                                          60,000                       60,000
  9.87% Series, due annually through 1997                                   11,664                       17,498
  7.34% Series, due 1998                                                    20,000                       20,000
  7.76% Series, due 1999                                                    45,000                       45,000
  8.52% Series, due 2000 through 2002                                       70,000                            -
  9% Series, due annually through 2000                                         489                          588
  8 3/4% Series, due 2002                                                      240                          240
  8% Series, due annually through 2004                                         613                            -
  6 4/10% Series, due 2003 through 2007                                      2,000                        2,000
  8.27% Series, due 1995                                                         -                       32,000
  9.80% Series, due 1995                                                         -                        9,000
  10.01% Series, due 1995                                                        -                       15,000
  6% Series, due annually through 2002                                           -                          766
  3% Series, due annually through 2017 (non-recourse)                            -                        5,249
  Obligation under capital lease                                             2,356                        2,529
  Borrowings under unsecured revolving credit facility
    (6.6% and 4.1%, respectively)                                           35,000                       44,500
Unamortized debt premium and discount, net                                  (4,706)                      (4,919)
                                                                    --------------               --------------
    Total                                                                1,398,255     51.0%          1,341,003      50.0%
                                                                    --------------  ---------    --------------   ---------
TOTAL CAPITALIZATION                                                $    2,742,322  $ 100.0%      $   2,681,384     100.0%
                                                                    --------------  ---------    --------------   ---------
                                                                    --------------  ---------    --------------   ---------



The accompanying notes are an integral part of these supplemental consolidated financial statements.

MIDAMERICAN ENERGY COMPANY
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
(IN THOUSANDS)


                                                    Year Ended December 31
                                                -------------------------------
                                                   1994       1993       1992
                                                ---------  ---------  ---------
Beginning of Year                               $ 421,358  $ 400,621  $ 443,849
Net Income                                        130,740    143,851     88,879
Deduct:
  Loss on reacquisition of preferred and
    preference shares                                 312        672        859
  Dividends declared on preferred and
    preference shares                              10,141      8,350      8,732
  Dividends declared on common shares             114,924    114,060    122,438
  Other                                                38         32         78
                                                ---------  ---------  ---------
    Total                                         125,415    123,114    132,107
                                                ---------  ---------  ---------
End of Year                                     $ 426,683  $ 421,358  $ 400,621
                                                ---------  ---------  ---------
                                                ---------  ---------  ---------








The accompanying notes are an integral part of these supplemental consolidated financial statements.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     (a) MERGER AND SUPPLEMENTAL FINANCIAL STATEMENTS:

     The accompanying Supplemental Consolidated Financial Statements are the same as the restated financial statements that will be issued after the post-merger operating results are published. On July 1, 1995, Iowa-Illinois Gas and Electric Company (Iowa-Illinois or IWG), Midwest Resources Inc. (Resources or
MWR) and Midwest Power Systems Inc. (Midwest Power or MPS) merged with and into MidAmerican Energy Company (MidAmerican or Company). MidAmerican is structured as a utility company with two wholly-owned non-regulated subsidiaries:
InterCoast Energy Company (InterCoast) and Midwest Capital Group, Inc. (MCG). The supplemental financial statements reflect the accounting for the merger as a pooling of interests and are presented as if the companies were merged as of the earliest period shown.

     MidAmerican issued its own stock to the shareholders of MWR and IWG. MWR's common shareholders received one share of MidAmerican common stock for each MWR share held and IWG's common shareholders received 1.47 shares of MidAmerican common stock for each IWG share held.

     Operating revenues, income from continuing operations and net income for the three years in the period ended December 31, 1994, were as follows (in millions):


                                        IOWA-ILLINOIS  RESOURCES     MIDAMERICAN
Year ended December 31, 1994
   Operating revenues. . . . . . . . .    $ 555.1     $  958.6*    $  1,513.7
   Income from continuing
      operations . . . . . . . . . . .       59.1         77.3          136.4
   Net income. . . . . . . . . . . . .       59.1         71.6          130.7


Year ended December 31, 1993
   Operating revenues. . . . . . . . .    $ 545.4     $  996.6*    $  1,542.0
   Income from continuing
      operations . . . . . . . . . . .       59.2         88.5          147.7
   Net income. . . . . . . . . . . . .       59.2         84.7          143.9


Year ended December 31, 1992
   Operating revenues. . . . . . . . .    $ 497.5     $  923.2*    $  1,420.7
   Income from continuing
      operations . . . . . . . . . . .       45.4         42.7           88.1
   Net income. . . . . . . . . . . . .       45.4         43.5           88.9

* Resources has been reclassified to reflect only utility revenues as operating revenues consistent with MidAmerican's presentation.


     During 1994 Iowa-Illinois reduced its other common shareholders equity balance by recording an $8,991,000 valuation adjustment related to financial instruments. During 1992, Iowa-Illinois increased its other common shareholders equity balance by recording an $1,001,000 valuation adjustment related to financial instruments.



     (b) CONSOLIDATION POLICY:

     The accompanying Supplemental Consolidated Financial Statements include the Company and its wholly-owned non-regulated subsidiaries, InterCoast and MCG.
All significant intercompany transactions have been eliminated.

     (c) REGULATION:

     The Company's utility operations are subject to the regulation of the Iowa Utilities Board (IUB), the Illinois Commerce Commission (ICC) the South Dakota Public Utilities Commission, and the Federal Energy Regulatory Commission
(FERC). The Company's accounting policies and the accompanying Supplemental Consolidated Financial Statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process. Such effects concern mainly the time at which various items enter into the determination of net income in accordance with the principle of matching costs and revenues.

     The Company's utility operations are subject to the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation. The following regulatory assets, primarily included in Utility Plant, Receivables and Other Assets on the Supplemental Consolidated Balance Sheets, represent probable future revenue to the Company because provisions for these costs are expected to be included in charges to utility customers through the ratemaking process (in thousands):

                                                 1994                1993
Deferred income taxes. . . . . . . . . .      $ 139,577           $ 128,939
Energy efficiency costs. . . . . . . . .         72,694              47,392
Debt refinancing costs . . . . . . . . .         47,879              50,737
FERC Order 636 transition costs. . . . .         56,608              41,918
Postemployment benefit costs . . . . . .         18,287              10,691
Environmental costs. . . . . . . . . . .         23,535              23,270
Plant costs. . . . . . . . . . . . . . .         10,824              12,805
Enrichment facilities decommissioning. .          9,807              10,656
Other. . . . . . . . . . . . . . . . . .         10,479              18,934
                                               --------            --------
   Total . . . . . . . . . . . . . . . .       $389,690            $345,342
                                               --------            --------
                                               --------            --------

     For additional information regarding deferred income taxes, energy efficiency costs, FERC Order 636 transition costs, postemployment benefit costs and environmental costs see notes 14, 8, 4(g), 6 and 4(b), respectively.

     (d)  REVENUE RECOGNITION:

     Revenues are recorded as services are rendered to customers. The Company records unbilled revenues, and related energy costs, representing the estimated amount customers will be billed for services rendered between the meter-reading dates in a particular month and the end of such month. Accrued unbilled revenues are $65.6 million and $68.0 million at December 31, 1994 and 1993, respectively, and are included in Receivables on the Supplemental Consolidated Balance Sheets.

     The majority of the utility's electric and gas revenues are subject to adjustment clauses. These clauses allow the utility to adjust the amounts charged for electric and gas service as the costs of gas purchases, fuel for generation or purchased power change. The costs recovered in revenues through use of the adjustment clauses are charged to expense in the same period.

     (e) NUCLEAR FUEL COSTS:

     Included as a part of the cost of nuclear fuel is a provision for its estimated disposal cost, which is being recognized at a rate of 1 mill per kilowatt-hour of nuclear generation in conformance with United States Department of Energy (DOE) rules. Such amounts are recoverable through the energy adjustment clauses.

     (f) DEPRECIATION AND AMORTIZATION:

     The Company's provisions for depreciation for its utility operations are based on straight-line composite rates. The average depreciation rates for the years ended December 31 were as follows:

                                       1994           1993           1992
     Electric. . . . . . . . . .       3.8%           3.8%           3.8%
     Gas . . . . . . . . . . . .       3.6%           3.9%           3.9%


     Utility plant is stated at original cost which includes overhead costs, administrative costs and an allowance for funds used during construction.

     The cost of repairs and minor replacements is charged to maintenance expense. Property additions and major property replacements are charged to plant accounts. The cost of depreciable units of utility plant retired or disposed of in the normal course of business is eliminated from the utility plant accounts and such cost, plus net removal cost, is charged to accumulated depreciation.

     An allowance for the estimated decommissioning costs of the Quad-Cities Nuclear Power Station (Quad-Cities) is included in depreciation expense. The Company's share of the cost to decommission the Quad-Cities units is estimated to be $181.9 million in 1994 dollars. Such decommissioning costs include the cost of decontamination, dismantlement and site restoration. Electric tariffs included provisions for the costs of nuclear decommissioning of $9.1 million, $7.9 million and $5.0 million for 1994, 1993 and 1992, respectively.

     The Company has established an external trust for the investment of funds collected for nuclear decommissioning related to the Quad-Cities units. Electric tariffs for 1995 include provisions for annual decommissioning costs of approximately $8.6 million. In Illinois, nuclear decommissioning costs are included in customer billings through a mechanism that permits annual
adjustments.   Such costs are reflected in base rates in the Iowa-Illinois tariffs for the state of Iowa.

     (g) SCHEDULED NUCLEAR REFUELING OUTAGE COSTS:

     Consistent with the Company's regulatory treatment, incremental operation and maintenance costs due to scheduled nuclear refueling outages at the Quad-Cities units are accrued, based upon the planned outage schedules and the estimated costs for such outages, over the estimated periods between scheduled outages. Any differences between accrued and actual outage costs are expensed in the periods in which the outages occur.

     (h) INVESTMENTS:

     Investments include the following amounts as of December 31:

                                                           December 31,
                                                    -------------------------
                                                      1994            1993
                                                    -------------------------
                                                          (In thousands)
Investments:
    Marketable securities. . . . . . . . . . . .    $ 199,514       $ 233,386
    Oil and gas. . . . . . . . . . . . . . . . .      142,378         120,952
    Equipment leases . . . . . . . . . . . . . .      123,603         123,128
    Nuclear decommissioning trust fund . . . . .       49,432          39,470
    Energy projects. . . . . . . . . . . . . . .       50,316          48,777
    Special-purpose funds. . . . . . . . . . . .       34,767          36,021
    Real estate. . . . . . . . . . . . . . . . .       72,721          80,037
    Non-public preferred stock . . . . . . . . .       24,451          25,438
    Coal transportation equipment. . . . . . . .       11,616          13,230
    Other  . . . . . . . . . . . . . . . . . . .       39,659          39,869
                                                    ---------       ---------
Total investments. . . . . . . . . . . . . . . .    $ 748,457       $ 760,308
                                                    ---------       ---------
                                                    ---------       ---------

    InterCoast's holdings of marketable securities generally consist of preferred stocks, common stocks and mutual funds.

    Prior to 1994, InterCoast's holdings of marketable securities were stated at the lower of aggregate cost or market. A decline in the market value of marketable equity securities below their cost basis was recognized in the consolidated financial statements through the establishment of a valuation allowance, which was reflected as a reduction of Other Common Shareholders' Equity.

    On January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). Upon adoption, InterCoast classified its entire holdings of marketable securities as available-for-sale reflecting management's intention to hold such securities for indefinite periods of time. Under this statement, InterCoast's investments in marketable securities that are classified as available-for-sale are reported at fair value with net unrealized gains and losses reported as a net of tax amount in Other Common Shareholders' Equity until realized. On August 31, 1994, InterCoast transferred certain sinking fund preferred stocks with a market value of $40.6 million from the available-for-sale category to the held-to-maturity category. This transfer, which is at market value and is the new cost basis of such securities, was based on management's intent and ability to hold such securities until maturity. The $1.5 million excess of amortized cost over market value at August 31, 1994, will be amortized over the life of such securities. InterCoast's investments in marketable securities that are classified as held-to-maturity are reported at amortized cost. An other-than-temporary decline in the value of a marketable security is recognized through a write-down or write-off of the investment to earnings.

    Investments held by the nuclear decommissioning trust fund for the Quad-Cities units are classified as available-for-sale and are reported at fair value with net unrealized gains and losses reported as adjustments to the accumulated provision for nuclear decommissioning.

    The adoption of SFAS 115 did not have a material effect on the financial position or results of operations of the Company.

    (i) OIL AND GAS:

    InterCoast uses the full cost method of accounting for oil and gas activities. Under the full cost method, all acquisition, exploration and development costs are capitalized and amortized over the estimated production from proved oil and gas reserves. Under the full cost method, net capitalized costs may not exceed the present value of proved reserves as determined under the rules of the Securities and Exchange Commission.

    (j) SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS:

    The Company considers all cash and highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash and cash equivalents for purposes of the Supplemental Consolidated Statements of Cash Flows.

    Net cash provided (used) from changes in working capital, net of effects from discontinued operations and exchange of assets was as follows (in thousands):

                                            1994         1993           1992
Marketable securities. . . . . . . . .    $      -      $     -      $  4,298
Receivables. . . . . . . . . . . . . .      10,216          149       (12,803)
Inventories. . . . . . . . . . . . . .       8,427       (2,067)       (6,855)
Prepayments and other
    current assets . . . . . . . . . .       8,812          605       (16,295)
Accounts payable . . . . . . . . . . .     (19,329)      13,741        (1,810)
Interest accrued . . . . . . . . . . .        (362)        (374)         (283)
Taxes accrued. . . . . . . . . . . . .     (19,270)       9,338          (294)
Other current liabilities. . . . . . .       2,236       (1,326)       14,185
                                         ----------    ---------      --------
  Total. . . . . . . . . . . . . . . .    $ (9,270)     $20,066      $(19,857)
                                          ---------     -------      ---------
                                          ---------     -------      ---------


     During 1993, the Company exchanged its Minnesota gas properties, with a book value of $52 million, for Minnegasco's South Dakota gas properties, with an appraised fair value of $32 million and $38 million cash and recorded a pretax gain on the transaction of $18 million.

     (k)  ACCOUNTING FOR LONG-TERM POWER PURCHASE CONTRACT:

     Under a long-term power purchase contract with Nebraska Public Power District (NPPD), expiring in 2004, the Company purchases one-half of the output of the 778-megawatt Cooper Nuclear Station (Cooper). The Supplemental Consolidated Balance Sheets include a liability for the Company's fixed obligation to pay 50% of NPPD's Nuclear Facility Revenue Bonds and other fixed liabilities. A like amount representing the Company's right to purchase power is shown as an asset.

     The debt amortization component of the Company's payments to NPPD was $10.8 million, $9.9 million and $5.9 million and the net interest component was $5.4 million, $5.7 million and $7.4 million each for the years 1994, 1993 and 1992, respectively. The Company's payments for the debt principle portion of the power purchase contract obligation and the DOE enrichment plant decontamination and decommissioning payments are $12.1 million, $13.0 million, $13.6 million, $14.3 million and $15.0 million for 1995, 1996, 1997, 1998 and 1999, respectively.

     Capital improvement costs for new property, including carrying costs, are being deferred, amortized and recovered in rates over the term of the NPPD contract. Capital improvement costs for property replacements, including carrying costs, are being deferred, amortized and recovered in rates over a five-year period.

     The fuel cost portion of the power purchase contract is included in Cost of Fuel, Energy and Capacity on the Supplemental Consolidated Statements of Income. All other costs the Company incurs in relation to its long-term power purchase contract with NPPD are included in Cooper Nuclear Station Non-fuel Costs on the Supplemental Consolidated Statements of Income.

(2) LONG-TERM DEBT:

     The Company's sinking fund requirements and maturities of long-term debt and preferred stock for 1995, 1996, 1997, 1998 and 1999 are $73 million, $119 million, $86 million, $145 million and $106 million, respectively.

     The interest rate on the Company's Adjustable Rate Series First Mortgage Bonds is reset every two years at 160 basis points over the average yield to maturity of 10-year Treasury securities. The rate was reset in 1993.

     The Company's Variable Rate Pollution Control Revenue Bonds bear interest at rates that are periodically established through remarketing of the bonds in the short-term tax-exempt market. The Company, at its option, may change the mode of interest calculation for these bonds by selection from among several alternative floating or fixed rate modes. The interest rates shown in the Supplemental Consolidated Statements of Capitalization are the weighted average interest rates as of December 31, 1994 and 1993. The Company maintains backup long-term letters of credit, dedicated long-term revolving lines of credit or one-year renewable lines of credit to provide liquidity for holders of these issues.

     Substantially all the Iowa-Illinois' utility fixed property and franchises and substantially all of MPS' electric utility property in Iowa is pledged to secure mortgage bonds.

     InterCoast's unsecured Senior Notes (Notes) are issued in private placement transactions. All Notes are issued without recourse to the parent Company.

     InterCoast has a $110 million unsecured revolving credit facility agreement, which matures in May 1999. Borrowings under this agreement may be on a fixed rate, floating rate or competitive bid rate basis. All such borrowings are without recourse to the parent Company. Borrowings at December 31, 1994, were $35.0 million at a weighted average interest cost of 6.6%. Borrowings at December 31, 1993, were $44.5 million at a weighted average interest cost of 4.1%.

(3)  JOINTLY OWNED UTILITY PLANT:

     Under joint plant ownership agreements with other utilities, the Company had undivided interests at December 31, 1994, in jointly owned generating plants as shown in the table below.

     The dollar amounts below represent the Company's share in each jointly owned unit. Each participant has provided financing for its share of each unit. Operating Expenses on the Supplemental Consolidated Statements of Income include the Company's share of the expenses of these units.

                                    Nuclear                                                   Coal-fired
                                   ---------          ------------------------------------------------------------------------------
                                                                    Council
                                   Quad-Cities         Neal         Bluffs          Neal           Ottumwa         Louisa
                                      Units            Unit          Unit           Unit            Unit            Unit
                                    No. 1 & 2          No.3          No. 3          No. 4           No. 1           No. 1
                                   ----------         ------        -------        -------         -------         -------
                                                                    (Dollars in millions)
In service date. . . . . . . . . .       1972           1975           1978           1979           1981            1983
Utility plant in service . . . . .   $  194.6       $  114.9        $ 292.6       $  156.9        $ 204.5         $ 530.4
Unit capacity-MW . . . . . . . . .      1,539            515            675            624            716             650
Percent ownership. . . . . . . . .      25.0%          72.0%          79.1%          40.6%          52.0%           88.0%


(4)  COMMITMENTS AND CONTINGENCIES:

     (a) CAPITAL EXPENDITURES:

     Utility construction expenditures for 1995 are estimated to be $232 million, including $9 million for Quad-Cities nuclear fuel and $10 million for Cooper capital improvements. Capital expenditures for non-regulated subsidiaries during 1995 are estimated to be approximately $71 million. Actual capital expenditures for non-regulated subsidiaries are dependent on overall performance and general market conditions.

     (b)  ENVIRONMENTAL MATTERS:

     The United States Environmental Protection Agency (EPA) and the Iowa Department of Natural Resources (IDNR) have determined that contaminated wastes remaining at certain decommissioned manufactured gas plant (MGP) facilities may pose a threat to the public health or the environment if such contaminants are in sufficient quantities and at such concentrations as to warrant remedial action. MPS is aware of 22 sites in which it may be involved as a potentially responsible party (PRP) and IWG is investigating five such sites.

     MPS and other PRPs have entered into a Consent Decree with the EPA for remediation at one site and MPS has entered into an Administrative Order to conduct a removal action at a second site. In addition, MPS and IDNR have entered into Consent Orders to investigate and conduct response action at four sites. MPS is conducting preliminary site investigations at five additional sites and technical assistance for the sites has been requested from the IDNR. The outcome of the investigations and environmental agency directives and guidance will be important factors with respect to any removal or remedial action.

     MPS is continuing to evaluate several sites to determine the future liability, if any, for conducting site investigations or other site activity.

     MPS' present estimate of probable remediation costs is $15.8 million. This estimate has been recorded as a liability and a regulatory asset for future recovery through the regulatory process. Beginning in September 1992, MPS' gas rates in Iowa provided recovery for MGP costs of $3.1 million on an annual basis. In October 1994, MPS implemented interim gas rates, collected subject to refund, which include recovery for annual MGP costs of $4.1 million. MPS is pursuing recovery of the remediation costs from other potentially responsible parties and its insurance carriers.

     MPS' estimate of probable remediation costs is established on a site specific basis. The costs are accumulated in a three-step process. First, a determination is made as to whether the Company has potential legal liability for the site and information exists to indicate that contaminated wastes remain at the site. If it does, the costs of performing a preliminary investigation are accrued. Once the investigation is completed and it is determined remedial action is required, the best estimate of remediation costs is accrued. If necessary, the estimate is revised when a consent order is issued. The estimate could change materially based on facts and circumstances derived from site investigations, changes in required remedial action and changes in technology relating to remedial alternatives. MPS estimates it will take up to 15 years to resolve the MGP remediation issue.

     IWG is investigating five properties that are owned by the Company which were, at one time, sites of MGP facilities. The purpose of these investigations is to determine whether waste materials are present, whether such materials constitute an environmental or health risk, and whether the Company has any responsibility for remedial action. One site is located in Illinois and four sites are located in Iowa. With regard to the Illinois property, the Company has signed a working agreement with the Illinois Environmental Protection Agency to perform further investigation to determine whether waste materials are present and, if so, whether such materials constitute an environmental or health risk. At December 31, 1994, an estimated liability of $3.3 million has been recorded for litigation, investigation and remediation related to the Illinois site. A regulatory asset has been recorded reflecting anticipated cost recovery through rates in Illinois. With regard to the Iowa sites, no agreement or consent order has been negotiated to perform any site investigations or remediation. IWG has recorded a $4 million estimated liability for the Iowa sites. A regulatory asset has been recorded based on the current regulatory treatment of comparable costs in Iowa. The estimated recorded liabilities for these properties are based upon preliminary data. Thus, actual costs could vary significantly from the estimates. In addition, insurance recoveries for some or all of the costs may be possible, but the liabilities recorded have not been reduced by any estimate of such recoveries.

     Although the timing of incurred costs, recoveries and the inclusion of provision for such costs in rates may affect the results of operations in individual periods, management believes that the outcome of the MGP issues will not have a material adverse effect on the Company's financial position or results of operations.

     Clean Air Act legislation was signed into law in November 1990. The Company has five jointly and five wholly owned coal-fired generating stations, which represent approximately 65% of the Company's electric generating capability. Each of these facilities will be impacted to varying degrees by the legislation.

     One unit at the Riverside station will be impacted by the emission reduction requirements effective in 1995. Beginning in 1995, this unit will be required to hold allowances, issued by the federal government, in order to emit sulfur dioxide. The compliance strategy for this unit includes modifications to allow for burning low-sulfur coal, modifications for nitrogen oxide control and installation of a new emission monitoring system. The Company's remaining construction expenditures relative to this work are estimated to be $2.5 million.

     The Company's other coal-fired generating units are minimally affected by the Phase I provisions of the Clean Air Act Amendments of 1990 (CAA). These generating units currently meet the new CAA sulfur dioxide emission rate standards by burning low-sulfur Wyoming coal. Additional emission rate reductions will not be required to achieve compliance. The Company estimates that sufficient emission allowances have been allocated on a system-wide basis for its units to operate at the capacity factors needed to meet system energy requirements. By the year 2000, some Company coal-fired generating units will be required to install controls to reduce emissions of nitrogen oxides. Essentially all utility generating units are subject to CAA provisions which address continuous emission monitoring, permit requirements and fees, and emission of toxic substances. The Company's remaining construction costs for the installation of low nitrogen oxide burner technology and emissions monitoring system upgrades is estimated to be $25 million.

     It is anticipated that any costs incurred by the Company to comply with the Clean Air Act legislation would be included in the cost of service on which the Company's rates for utility service are based.

     (c)  LONG-TERM POWER PURCHASE CONTRACT:

     Payments to NPPD cover one-half of the fixed and operating costs of Cooper (excluding depreciation but including debt service) and the Company's share of nuclear fuel cost (including nuclear fuel disposal) based on energy delivered. The debt service portion on a monthly basis is approximately $1.5 million for 1995 and is not contingent upon the plant being in service.

     In January 1994, the Nuclear Regulatory Commission (NRC) determined that the performance of Cooper warranted increased NRC attention. The Company has been informed that the NRC's concern about the unit relates to, among other matters, the effectiveness of the operator of the unit in identifying causes of, and responding to, certain operational problems or deficiencies.

     NPPD provided written and verbal responses to the NRC concerns and advised the Company that they will diligently work to satisfy the NRC concerns. The Company is monitoring actions undertaken by NPPD in response to the NRC concerns. Cooper had been out of service since May 25, 1994, pending satisfaction of the concerns of the NRC, which had formed a panel of NRC personnel to oversee a formal process for placing the unit back in service. In February 1995, NPPD received approval to restart Cooper and placed the unit back in service. Cooper has operated at or near full capacity since February 1995.
A normal refueling outage has been scheduled for the fall of 1995.

     The Company does not expect a material adverse impact on its results of operations or financial condition as a result of Cooper being out of service. Increased energy costs to purchase power from other sources were collected from customers through the energy adjustment clause.

     The Company pays one-half of NPPD's decommissioning funding related to Cooper. NPPD has filed a decommissioning plan with the NRC and established an external trust for nuclear decommissioning funds.

     Based on a site-specific study that includes decontamination, dismantling, site restoration and dry fuel storage cost, the Company's share of expected Cooper decommissioning costs is $212.2 million, in 1993 dollars. This site-specific estimate is being used as the basis for decommissioning funding. For purposes of developing a decommissioning funding plan, NPPD assumes decommissioning costs will escalate at an annual rate of four percent. Based on this assumption, the Company's share of expected decommissioning costs is $220.7 million, in 1994 dollars. Although the operating license expires in 2014, the funding plan assumes decommissioning will start in 2004, the currently anticipated plant shutdown date.

     As of December 31, 1994, the Company's share of funds set aside by NPPD in internal and external accounts for decommissioning was $37.8 million. In addition, the funding plan also assumes various funds and reserves currently held to satisfy NPPD Bond Resolution requirements will be available for plant decommissioning costs after the bonds are retired in early 2004. The funding schedule assumes a long-term return on funds in the trust of six percent annually. Certain funds will be required to be invested on a short-term basis when decommissioning begins and are assumed to earn at a rate of four percent annually. NPPD is recognizing decommissioning costs over the expected service life of the plant, and 50% of the costs are included as a component of the Company's power purchased costs. During 1994, $8.9 million of the Company's power purchase costs were for Cooper decommissioning and are included in the Company's service rates. Earnings from the internal and external trust funds, which are recognized by NPPD as the owner of the plant, are tax exempt and serve to reduce future funding requirements.

     The Company maintains financial protection against catastrophic loss associated with this obligation through a combination of insurance purchased by NPPD, insurance purchased directly by the Company, and the mandatory industry-wide loss funding mechanism afforded under the Price-Anderson Amendments Act of 1988. The coverage falls into three categories: nuclear liability, property coverage and nuclear worker liability.

     NPPD purchases nuclear liability insurance in the maximum available amount of $200 million. In accordance with the Price-Anderson Amendments Act of 1988, excess liability protection above that amount is provided by a mandatory industry-wide program under which the owners of nuclear generating facilities could be assessed for liability incurred due to a serious nuclear incident at any commercial nuclear reactor in the United States. Currently, the Company's maximum potential share of such an assessment is $39.6 million per incident, payable in installments not to exceed $5 million annually.

     The property coverage provides for several items which include decontamination of the facility, disposal of the decontaminated material, business interruption, debt service, replacement power and premature decommissioning. NPPD purchases primary and excess property insurance for Cooper of $500 million and $850 million, respectively, and the Company purchases $700 million of excess property coverage directly from an industry-mutual insurance company. The combination of these coverages protects the Company for its 50% obligation in the event of a loss totalling $2.75 billion, which is the maximum amount of insurance coverage currently available to the Company. NPPD has been informed by American Nuclear Insurers that the $850 million excess property insurance will not be available beyond 1995. NRC regulations require operators to directly purchase a minimum of $1.06 billion of property coverage. The Company and NPPD have been assured that sufficient replacement coverage will be available and believe that it will be secured at a cost that is not significantly different than the cost of the current coverage. The Company also directly purchases extra expense/business interruption coverage to cover the cost of replacement power and/or other continuing costs in the event of a covered accidental outage at Cooper. The coverages purchased directly by the Company contain provisions for retrospective premium assessments should two or more full policy-limit losses occur in one policy year. Currently, the maximum retrospective amounts that could be assessed against the Company total $7 million.


     The master nuclear worker liability coverage is an industry-wide policy with an aggregate limit of $200 million for the nuclear industry as a whole, which is in effect to cover tort claims of workers as a result of radiation exposure on or after January 1, 1988. The Company's share, based on its power purchase obligation with NPPD, of a maximum potential share of a retrospective assessment under this program is $1.5 million.

     (d)  QUAD-CITIES NUCLEAR INSURANCE:

     The Company is a member of Nuclear Mutual Limited (NML), an industry mutual insurer established to provide property damage coverage for members' nuclear generating facilities. The Company would be subject to a maximum retrospective premium assessment of approximately $2 million based on its 25% share of the NML premium for Quad-Cities coverage in the event covered losses of NML members
exceed the financial resources of the insurance company.   At December 31, 1994,
NML had accumulated capital to a level that would make it unlikely the Company would have an exposure to a retrospective premium assessment in the event of a single incident to a member's facility.

     The Company is also a member of Nuclear Electric Insurance Limited (NEIL), an industry mutual insurance company, and an insured of American Nuclear Insurers/Mutual Atomic Energy Liability Underwriters (ANI/MAELU). The related policy provisions provide that expenses for decontamination and the removal of debris shall be paid before any payment in respect of claims for property damage. A separate NEIL insurance policy covers the extra costs that would be incurred in obtaining replacement power during a prolonged covered outage of a member's nuclear plant. The Company is subject to retrospective premium assessments of approximately $4.1 million and $843,000 for its 25% share of the premium under the NEIL portion of the property damage coverage and the replacement power coverage, respectively. At December 31, 1994, NEIL had accumulated capital to a level that would make it unlikely the Company would have an exposure to a retrospective premium assessment in the event of a single incident to a member's facility.

     A Master Worker Policy issued by ANI/MAELU provides coverage for worker tort claims filed for bodily injury caused by the nuclear energy hazard. The coverage applies to workers whose "nuclear related employment" began after January 1, 1988. Under this policy, the Company could be subject to a maximum retrospective premium assessment of $1.5 million.

     Under the Price-Anderson federal legislation adopted in 1988, nuclear public liability coverage is supported by a mandatory industry-wide program under which owners of nuclear generating facilities could be assessed in the event of nuclear incidents. The Company, based on its Quad-Cities interest, would currently be subject to a maximum assessment of $39.6 million in the event of an incident, to be paid in increments of no more than $5 million per year per incident.

     (e)  FINANCIAL GUARANTEES AND SUPPORT AGREEMENTS:

     The Company has provided support agreements for MCG and its subsidiaries relating to their debt issuances, bonding requirements and letters of credit. The agreements call for the Company to maintain $200 million of equity and 80% ownership of MCG. The agreements also call for MCG to maintain net worth of at least $20 million and a cash coverage ratio of 1.25 times its interest expense. The Company is in compliance with the provisions of these support agreements.

     The Company has letters of credit amounting to $25.2 million and financial guarantees amounting to $21.8 million which are not reflected in the consolidated financial statements. Letters of credit and financial guarantees are conditional commitments issued by, or on behalf of, the Company to secure performance for a third party. The guarantees are primarily issued to support public and private borrowing arrangements and similar transactions.

     Management believes that the likelihood of material cash payments by the Company under these agreements is remote.

     (f)  REAL ESTATE:

     The Company owns investments in real estate with a book value of $73 million which consists primarily of two major holdings: an office tower complex in downtown Des Moines, Iowa, and a 2,000-acre planned residential and business community near Sioux City, Iowa. The major construction phase of the planned community is complete, and the marketing phase to sell the residential and commercial lots is in progress. Future lot development will occur as demand for lots in the community warrant expanding the development area. There are no material firm contracts for lot development outstanding at this time. Management intends to complete the planned community and to sell the lots in the ordinary course of business. Management also intends to sell its other real estate holdings. A valuation allowance of $5.4 million has been recorded to recognize market conditions and property values consistent with management's long-term plans for these holdings.

     (g)  COAL AND NATURAL GAS CONTRACT COMMITMENTS:

     The Company has entered into coal supply and transportation contracts for its fossil-fueled generating stations. The contracts, require minimum payments of $32 million, $32 million, $28 million, $20 million and $16 million for the years 1995, 1996, 1997, 1998 and 1999, respectively, and $27 million for the years thereafter. The Company expects to supplement these coal contracts with spot market purchases to fulfill its future fossil fuel needs.

     The Company has entered into various natural gas supply and transportation contracts for its utility operations. The minimum commitment under these contracts is $69 million, $60 million, $46 million, $18 million and $18 million for the years 1995, 1996, 1997, 1998 and 1999, respectively, and $54 million for the years thereafter. During 1993 FERC Order 636 became effective, requiring interstate pipelines to restructure their services. The pipeline will recover the transition costs related to Order 636 from the local distribution companies. The Company has recorded a liability and regulatory asset for the transition costs which are being recovered by the Company through the energy adjustment clause. The unrecovered balance recorded by the Company as of December 31, 1994, was $57 million.

(5)  COMMON SHAREHOLDERS' EQUITY:

     Common shares outstanding changed during the years ended December 31 as shown in the table below (in thousands):

                                                     1994                         1993                        1992
                                           Amount           Shares        Amount        Shares        Amount        Shares
                                          --------          ------       --------       ------       --------       ------
Balance, beginning of year . . . . . . . .   $759,120       97,782       $759,610       97,778       $682,946       93,171
Changes due to:
   Issuance of common shares . . . . . . .     27,760        1,911               -           -         79,854        4,602
   Capital stock expense . . . . . . . . .       (377)           -            (442)          -         (2,580)
   Gain (loss) on reacquisition of
    preferred shares . . . . . . . . . . .          1            -            (124)          -           (675)           -
   Other . . . . . . . . . . . . . . . . .        (84)          (6)             76           4             65            5

                                             --------       ------        --------      ------       --------       ------
Balance, end of year . . . . . . . . . . .   $786,420       99,687        $759,120      97,782       $759,610       97,778
                                             --------       ------        --------      ------       --------       ------
                                             --------       ------        --------      ------       --------       ------

     The following are the components of Other Common Shareholders' Equity as of December 31 (in thousands):


                                                       1994            1993
Premium on preferred shares. . . . . . . . .       $               $     32
Marked to market valuation, net of
 deferred tax. . . . . . . . . . . . . . . .        (8,991)               -
                                                    -------         -------
                                                   $(8,991)        $     32
                                                   --------        --------
                                                   --------        --------

(6)  RETIREMENT PLANS:

     The Company has noncontributory defined benefit pension plans covering substantially all employees. Benefits under the plans are based on participants' compensation, years of service and age at retirement.

     Funding is based upon the actuarially determined costs of the plans and the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. The utility has been allowed to recover funding contributions in rates.

     Net periodic pension cost includes the following components for the years ended December 31 (in thousands):

                                                                      1994             1993           1992
Service cost-benefit earned during the period. . . . . . . .      $  13,241        $  11,140       $  9,545
Interest cost on projected benefit obligation. . . . . . . .         26,822           25,431         23,220
Decrease in pension costs from actual
   return on assets. . . . . . . . . . . . . . . . . . . . .         (7,835)         (22,149)       (21,252)
Net amortization and deferral. . . . . . . . . . . . . . . .        (21,030)          (6,075)        (6,840)
                                                                    --------          -------        -------
Pension cost . . . . . . . . . . . . . . . . . . . . . . . .         11,198            8,347          4,673
Regulatory recognition of incurred cost. . . . . . . . . . .         (2,871)          (2,018)           590
                                                                    --------          -------        -------
Net periodic pension cost. . . . . . . . . . . . . . . . . .      $   8,327         $  6,329       $  5,263
                                                                  ---------         ---------      --------
                                                                  ---------         ---------      --------

     The plan assets are stated at fair market value and are primarily comprised of insurance contracts, federal government debt and corporate equity securities. The following table presents the plans' funding status and amounts recognized in the Company's Supplemental Consolidated Balance Sheets as of December 31 (in thousands):

                                                                              Plans in Which:
                                                        ------------------------------------------------------------
                                                         Assets Exceed Accumulated       Accumulated Benefits Exceed
                                                                  Benefits                          Assets
                                                        ---------------------------      ---------------------------
                                                           1994              1993            1994            1993
                                                        ---------------------------      ---------------------------
Actuarial present value of benefit obligations:
Vested benefit obligation. . . . . . . . . . . . . . .   $(224,488)     $  (245,481)      $ (18,915)     $  (16,268)
Nonvested benefit obligation . . . . . . . . . . . . .      (5,881)         (10,368)         (1,744)         (5,569)
                                                          ---------     ------------      ----------      ----------
Accumulated benefit obligation . . . . . . . . . . . .    (230,369)        (255,849)        (20,659)        (21,837)
Provision for future pay increases . . . . . . . . . .     (66,414)         (90,621)         (2,357)         (3,106)
                                                          ---------      -----------      ----------      ----------
Projected benefit obligation . . . . . . . . . . . . .    (296,783)        (346,470)        (23,016)        (24,943)
Plan assets at fair value. . . . . . . . . . . . . . .     335,809          327,853               -               -
                                                          ---------      -----------      ----------      ----------
Projected benefit obligation (greater) less
   than plan assets. . . . . . . . . . . . . . . . . .      39,026          (18,617)        (23,016)        (24,943)
Unrecognized prior service cost. . . . . . . . . . . .      22,520           26,073           6,896           6,876
Unrecognized net loss (gain) . . . . . . . . . . . . .     (40,151)          21,356           2,603           6,332
Unrecognized net transition asset. . . . . . . . . . .     (24,112)         (26,713)              -               -
Other. . . . . . . . . . . . . . . . . . . . . . . . .           -                -          (7,142)        (10,102)
                                                          ---------      -----------      ----------     -----------
Pension asset (liability) recognized in the
    Supplemental Consolidated Balance Sheet. . . . . .   $  (2,717)      $    2,099       $ (20,659)     $  (21,837)
                                                         ----------      -----------      ----------     -----------
                                                         ----------      -----------      ----------     -----------

    Assumptions used were:                                  1994          1993
    Discount rate. . . . . . . . . . . . . . . . . . .       8.5%      7.0-7.25%
    Rate of increase in compensation levels. . . . . .       5.0%       5.0-5.5%
    Expected long-term rate of return on assets. . . .  8.75-9.0%      8.75-9.0%


         In addition to defined benefit pension plans, the Company provides certain health care and life insurance benefits for retired employees. Under the current plans, substantially all of the Company's employees may become eligible for these benefits if they reach retirement age while working for the Company. However, the Company retains the right to change these benefits anytime at its discretion.

         In January 1993, the Company adopted Statement of Financial Accounting Standard No. 106 (SFAS 106), Employers Accounting for Postretirement Benefits Other Than Pensions. The Company began expensing these costs on an accrual basis for its Illinois customers and certain of its Iowa customers in 1993 and including provisions for these costs in rates for those customers. The Company was deferring the portion of costs above the "pay-as-you-go" amount already included in its rates for its remaining Iowa customers until recovery on an accrual basis was established in a rate proceeding related to those customers. As a result, the adoption of SFAS 106 has had a minimal impact on earnings. The Company's interim rates include a component for the recovery of these costs on an accrual basis. At the time interim rates were implemented, the Company began amortizing the deferred portion of these costs and expensing the current accruals.

         Net periodic postretirement benefit cost includes the following components for the year ended December 31 (in thousands):

                                                                                             1994              1993
Service cost-benefit earned during the period. . . . . . . . . . . . . . . . .           $  2,147         $   2,252
Interest cost    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              7,221             8,644
Increase (decrease) in benefit cost from actual return on assets . . . . . . .                894              (468)
Amortization of unrecognized transition obligation . . . . . . . . . . . . . .              5,442             5,449
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             (1,991)              293
                                                                                         ---------        ----------
Postretirement benefit cost. . . . . . . . . . . . . . . . . . . . . . . . . .             13,713            16,170
Regulatory recognition of incurred cost. . . . . . . . . . . . . . . . . . . .             (6,218)           (9,126)
                                                                                         ---------        ----------
Net periodic postretirement benefit cost . . . . . . . . . . . . . . . . . . .            $ 7,495         $   7,044
                                                                                         ---------        ----------
                                                                                         ---------        ----------

     The Company has established external trust funds to meet its expected obligation. The trust funds assets are comprised primarily of guaranteed rate
investment accounts and money market investment accounts.   A reconciliation of
the funded status of the plan to the amounts realized as of December 31 is presented below (in thousands):

                                                                                            1994           1993
Accumulated present value of benefit obligations:
     Retiree benefit obligation. . . . . . . . . . . . . . . . . . . . . . . .           $(55,233)        $ (72,589)
     Active employees fully eligible for benefits . . . . . . . . . . . . . . .            (6,127)          (14,472)
     Other active employees  . . . . . . . . . . . . . . . . . . . . . . . . .            (26,939)          (43,633)
                                                                                         ---------        ----------
     Accumulated benefit obligation. . . . . . . . . . . . . . . . . . . . . .            (88,299)         (130,694)
Plan assets at fair value. . . . . . . . . . . . . . . . . . . . . . . . . . .             18,200            11,058
                                                                                         ---------        ----------
Accumulated benefit obligation greater than plan assets. . . . . . . . . . . .            (70,099)         (119,636)
Unrecognized net loss (gain) . . . . . . . . . . . . . . . . . . . . . . . . .            (25,894)           16,228
Unrecognized transition obligation . . . . . . . . . . . . . . . . . . . . . .             95,993           103,408
                                                                                         ---------        ----------
Postretirement benefit liability recognized in the
  Supplemental Consolidated Balance Sheets . . . . . . . . . . . . . . . . . .           $      -          $      -
                                                                                         ---------        ----------
                                                                                         ---------        ----------

Assumptions used were:
 Discount rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               8.5%         7.0-7.25%
 Expected long-term rate of return on assets (after taxes):
  MWR union plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               9.0%              9.0%
  MWR salaried plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               4.6%              6.2%
  IWG plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               3.0%              3.0%


     For purposes of calculating the postretirement benefit obligation, assumptions differed between certain plans. For one set of plans, it was assumed that health care costs for covered individuals prior to age 65 would increase by 14% in 1994, and that the rate of increase thereafter will decline by 1% annually to an ultimate rate of 5.5% by the year 2003. For covered individuals age 65 and older, it was assumed that health care costs would increase by 11% in 1994, and that the rate of increase thereafter will decline by 1% annually to an ultimate rate of 5.5% by the year 2000. For the second set of plans, it was assumed that health care costs for covered individuals prior to age 65 would increase by 13% in 1994, and that the rate of increase thereafter will decline by 1% annually to an ultimate rate of 5.0% by the year 2002. For individuals age 65 and older, the retiree pays the full cost of coverage under the plans.

     If the assumed health care trend rates used to measure the expected cost of benefits covered by the plans were increased by one percent, the total service and interest cost would increase by $1.2 million and the accumulated postretirement benefit obligation would increase by $10.2 million.

     On January 1, 1994, the Company adopted Financial Accounting Standard 112 "Employers' Accounting for Postemployment Benefits", which requires the accrual of the estimated cost of benefits provided to former or inactive employees after employment but before retirement. Adoption did not have a material effect on financial position or results of operations.

(7) SHORT-TERM BORROWING:

     Interim financing of working capital needs and the construction program may be obtained from the sale of commercial paper or short-term borrowing from banks. Information regarding short-term debt follows:

                                           1994          1993             1992
                                           ----          ----             ----
                                                  (Dollars in thousands)
Balance at year-end. . . . . . . . . .    $124,500      $173,035       $120,244
Weighted average interest rate
   on year-end balance . . . . . . . .       6.1 %          3.4%           3.7%
Average daily amount outstanding
   during the year . . . . . . . . . .    $105,728      $117,445        $77,086
Weighted average interest rate
   on average daily amount
   outstanding during the year . . . .      4.4 %           3.3%           3.9%


     At December 31, 1994, the Company had bank lines of credit of $242 million to provide short-term financing for its utility operations, of which $185 million were unused. The Company maintains compensating balances under a portion of its bank line of credit arrangements. As of December 31, 1994, the Company has regulatory authority to incur up to $350 million of short-term debt for its utility operations.

(8) RATE MATTERS:

     The table below shows the Company's material general rate activities during 1994 (dollars in thousands):

                                                            MPS-Gas                 MPS-Electric
                                                             Iowa                       Iowa
                                                          ----------                ------------
Date filed . . . . . . . . . . . . . . . . .             July 21, 1994           September 15, 1994

Final revenue increase requested
    Amount . . . . . . . . . . . . . . . . .               $16,000                     $35,000
    Percent. . . . . . . . . . . . . . . . .                 6.3%                        6.0%

Interim revenue increase requested
    Amount . . . . . . . . . . . . . . . . .                $9,800                     $25,600
    Percent. . . . . . . . . . . . . . . . .                 3.9%                        4.4%

Interim revenue increase granted
    Amount . . . . . . . . . . . . . . . . .                $8,200                     $15,600
    Percent. . . . . . . . . . . . . . . . .                 3.2%                        2.7%

Date interim collection began  . . . . . . .           October 18, 1994            January 1, 1995

Final decision due . . . . . . . . . . . . .             May 20, 1995               July 14, 1995


     The table below summarizes the results of the Company's material energy efficiency cost recovery filing activities during 1994 (dollars in thousands):

                                                      Midwest Power              Midwest Power              Iowa-
                                                         Systems                    Systems               Illinois
                                                   ------------------          -----------------      ----------------
Date filed . . . . . . . . . . . . . . . . .       September 13, 1993            June 15, 1994        October 17, 1994

Final revenue increase requested*. . . . . .             $22,700                    $23,200                $18,600

Final revenue increase granted*. . . . . . .             $19,700                    $18,700                  NA

Deferred charges to be amortized . . . . . .             $14,100                    $13,400                  NA

Date collection began. . . . . . . . . . . .        October 21, 1994           January 21, 1995              NA

* Recovery over a four-year period


(9)  DISCONTINUED OPERATIONS:

     All construction activities of the Company's construction subsidiaries were reflected as discontinued operations by the Company at September 30, 1994. A subsidiary that constructs generating facilities and essentially all of the assets of a subsidiary that constructs electrical distribution and transmission systems were sold prior to March 31, 1995.

     The Company has provided certain support agreements for the construction subsidiaries which remain in effect. MCG has guaranteed performance on an estimated $95 million joint venture turnkey engineering, procurement and construction contract for a cogeneration project, and the Company has provided a support agreement for MCG related to this project. Should the project not meet certain performance factors, the liquidated damages provisions of the contract could result in cash payments not exceeding 30% of the total contract price.
MCG has indemnified the purchasers of the construction subsidiaries for specified losses or claims related to complete projects or which occurred prior to the date of the sale to a maximum of $5 million on a combined basis. MCG has been indemnified for any losses or claims related to active projects except for a portion of liquidated damages which may arise associated with the joint venture discussed above. Management believes that the likelihood of a material adverse impact to the Company under the liquidated damage provisions of the construction contracts or material cash payments by the Company under the support agreements is remote.

     Net assets of the construction subsidiaries are separately presented on the Supplemental Consolidated Balance Sheets as Investment in Discontinued Operations. Proceeds received from the disposition of the construction investments through December 31, 1994, were $2.4 million. Revenues from discontinued activities, as well as the results of operations and the estimated income (loss) on the disposal of discontinued operations for the years ended December 31 are as follows (in thousands):

                                             1994        1993        1992
OPERATING REVENUES . . . . . . . . .     $  69,958   $  94,350     $ 77,102
                                         ---------   ---------     --------
                                         ---------   ---------     --------
LOSS FROM DISCONTINUED OPERATIONS
Loss from discontinued operations
  before income taxes. . . . . . . .     $  (2,788)  $  (7,033)    $  2,055
Income tax benefit (expense) . . . .           908       3,179       (1,261)
                                         ---------   ---------     --------
  Total    . . . . . . . . . . . . .     $  (1,880)  $  (3,854)    $    794
                                         ---------   ---------     --------
                                         ---------   ---------     --------
LOSS ON DISPOSAL
Loss on disposal before
  income taxes . . . . . . . . . . .     $ (11,576)  $       -     $      -
Income tax benefit . . . . . . . . .         7,811           -            -
                                         ---------   ---------     --------
  Total    . . . . . . . . . . . . .     $  (3,765)  $       -     $      -
                                         ---------   ---------     --------
                                         ---------   ---------     --------

(10)  CONCENTRATION OF CREDIT RISK:

     The Company's electric utility operations serve 543,000 customers in Iowa, 83,000 customers in western Illinois and 3,000 customers in southeastern South Dakota. The Company's gas utility operations serve 465,000 customers in Iowa, 64,000 customers in western Illinois, 58,000 customers in southeastern South Dakota and 4,000 customers in Nebraska. The largest communities served by the Company are the Iowa and Illinois Quad-Cities, Des Moines, Sioux City, Cedar Rapids, Waterloo, Iowa City and Council Bluffs, Iowa, and Sioux Falls, South Dakota. The Company's utility operations grant unsecured credit to customers, substantially all of whom are local businesses and residents. As of December 31, 1994, billed receivables from the Company's utility customers totalled $114 million.

     InterCoast has entered into leveraged lease agreements with members of the airline industry. As of December 31, 1994, the receivables under these agreements totalled $49.4 million.


(11) PREFERRED AND PREFERENCE SHARES:

     On December 15, 1994, the Company redeemed all of its outstanding $4.36 Series, $4.22 Series and $7.50 Series preferred shares. The redemption was made at a premium, which resulted in a charge to net income on common shares of $312,000. In addition, during 1994, the Company redeemed 10 and 6 shares of its $3.30 and $3.90 series of preferred stock, respectively.

     The $5.25 Series Preference Shares, which are not redeemable prior to November 1, 1998 for any purpose, are subject to mandatory redemption on November 1, 2003 at $100 per share. The $7.80 Series Preference Shares, which are not redeemable prior to May 1, 1996 for any purpose, have sinking fund requirements under which 66,600 shares will be redeemed at $100 per share each May 1, beginning in 2001 through May 1, 2006.

     The total outstanding cumulative nonredeemable preferred stock of $90.0 million may be redeemed at the option of the Company at prices which, in the aggregate, total $95.9 million. The aggregate total the holders of all preferred stock outstanding at December 31, 1995, are entitled to upon involuntary bankruptcy is $141.8 million plus accrued dividends. Annual dividend requirements for preferred stock outstanding at December 31, 1994, total $9.1 million.

(12) SEGMENT INFORMATION:

     Information related to segments of the Company's business is as follows (in thousands):

                                                                          Year Ended December 31,
                                                   -------------------------------------------------------------
                                                            1994               1993               1992
                                                   -------------------------------------------------------------
OPERATING INFORMATION
Electric-
   Operating revenues. . . . . . . . . . . . . . .     $1,021,660          $1,002,970          $  936,027
   Operating expenses
      excluding income taxes . . . . . . . . . . .        788,712             771,788             750,533
                                                       ----------          ----------          ----------
   Pre-tax operating income. . . . . . . . . . . .        232,948             231,182             185,494
   Income taxes. . . . . . . . . . . . . . . . . .         63,428              58,516              34,248
                                                       ----------          ----------          ----------
   Operating income. . . . . . . . . . . . . . . .     $  169,520          $  172,666          $  151,246
                                                       ----------          ----------          ----------
                                                       ----------          ----------          ----------
   Depreciation expense. . . . . . . . . . . . . .     $  132,886          $  129,814          $  125,056
   Capital expenditures. . . . . . . . . . . . . .     $  164,870          $  178,903          $  146,001

Gas-
   Operating revenues. . . . . . . . . . . . . . .     $  492,015          $  538,989          $  484,687
   Operating expenses
      excluding income taxes . . . . . . . . . . .        461,020             498,027             453,293
                                                       ----------          ----------          ----------
   Pre-tax operating income. . . . . . . . . . . .         30,995              40,962              31,394
   Income taxes. . . . . . . . . . . . . . . . . .          6,303               9,848               6,168
                                                       ----------          ----------          ----------
   Operating income. . . . . . . . . . . . . . . .     $   24,692          $   31,114          $   25,226
                                                       ----------          ----------          ----------
                                                       ----------          ----------          ----------
   Depreciation expense. . . . . . . . . . . . . .     $   21,343          $   21,008          $   19,590
   Capital expenditures. . . . . . . . . . . . . .     $   46,799          $   36,178          $   42,343

Other-
   Revenues and other income . . . . . . . . . . .     $  214,662          $  172,687          $   87,868
   Expenses excluding
      income taxes . . . . . . . . . . . . . . . .        203,832             163,377              98,829
                                                       ----------          ----------          ----------
   Pre-tax income. . . . . . . . . . . . . . . . .     $   10,830          $    9,310          $  (10,961)
                                                       ----------          ----------          ----------
                                                       ----------          ----------          ----------
   Depreciation, depletion
      and amortization . . . . . . . . . . . . . .     $   24,884          $   18,771          $   14,283
   Capital expenditures. . . . . . . . . . . . . .     $   52,609          $   86,505           $  35,566

                                                                          As of December 31,
                                                   -------------------------------------------------------------
                                                         1994                    1993            1992
                                                   -------------------------------------------------------------

Asset information
   Identifiable assets-
       Electric (a). . . . . . . . . . . . . . . .     $2,649,418          $2,622,607          $2,523,357
       Gas (a) . . . . . . . . . . . . . . . . . .        556,737             522,198             504,361
       Used in overall utility
        operations . . . . . . . . . . . . . . . .        591,390             597,507             504,822
       Other . . . . . . . . . . . . . . . . . . .        618,229             628,949             579,513
                                                        ---------          ----------          ----------
   Total assets. . . . . . . . . . . . . . . . . .     $4,415,774          $4,371,261          $4,112,053
                                                       ----------          ----------          ----------
                                                       ----------          ----------          ----------


(a) Utility plant less accumulated provision for depreciation, accounts receivable, accrued unbilled revenues, inventories, deferred gas expense, energy adjustment clause balance, nuclear decommissioning trust fund and regulatory assets.


(13) FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The following methods and assumptions were used to estimate the fair value at December 31, 1994 and 1993 of each class of financial instruments for which it is practicable to make such estimates. Tariffs for the Company's utility services are established based on historical cost ratemaking. Therefore, the impact of any realized gains or losses related to financial instruments applicable to the Company's utility operations is dependent on the treatment authorized under future ratemaking proceedings.

     Cash and cash equivalents - The carrying amount approximates fair value due to the short maturity of these instruments.

     Quad-Cities nuclear decommissioning trust fund - Fair value is based on quoted market prices of the investments held by the fund.

     Marketable securities - Fair value is based on quoted market prices.

     Debt securities - Fair value is based on the discounted value of the future cash flows expected to be received from such investments.

     Equity investments carried at cost - Fair value is based on an estimate of the Company's share of partnership equity or on the discounted value of the future cash flows expected to be received from such investments. Certain investments are excluded from the amounts shown because a reasonable estimate of fair value could not be made without incurring excessive costs. These investments consist primarily of the noncurrent portion of an investment representing all the issued preferred stock of an untraded company which is carried at $23.1 million and $25.2 million as of December 31, 1994 and 1993, respectively. The terms of this preferred stock investment provide that no dividends will be paid and require $2.2 million to be redeemed annually each February 1 through 2002, $3.9 million in 2003 and $3.8 million in 2004.

     Equity investments in developing companies - It is not practicable to determine the fair value of such investments as they represent new ventures for which no market price exists.

     Notes payable - Fair value is estimated to be the carrying amount due to the short maturity of these issues.

     Preference shares - Fair value of preference shares with mandatory redemption provisions is estimated based on the quoted market prices for similar issues.

          Long-term debt - Fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

                                                    December 31, 1994             December 31, 1993
                                                 -------------------------     --------------------------
                                                   Carrying        Fair         Carrying         Fair
                                                    Amount         Value         Amount          Value
                                                    ------         -----         ------          -----
                                                                     (In thousands)
Electric and gas utility:
  Quad-Cities nuclear decommissioning
    trust fund . . . . . . . . . . . . . . .     $    49,432    $    49,432    $    39,470    $    41,588
  Preference shares. . . . . . . . . . . . .          50,000         50,836         50,000         54,850
  Long-term debt, including current
    portion. . . . . . . . . . . . . . . . .       1,109,808      1,033,792      1,050,283      1,096,988

Subsidiary Companies:
  Marketable securities. . . . . . . . . . .     $   199,514    $   198,140    $   233,386    $   239,114
  Debt securities. . . . . . . . . . . . . .          17,320         15,510         18,391         20,320
  Equity investments carried at
    costs. . . . . . . . . . . . . . . . . .          22,352         23,930         27,374         28,005
  Long-term debt, including current
    portion. . . . . . . . . . . . . . . . .         362,490        355,051        358,121        378,813

     The amortized cost, gross unrealized gain and losses and estimated fair value of investments in debt and equity securities at December 31, 1994, are summarized as follows:

                                                                     December 31, 1994
                                                   ------------------------------------------------------
                                                   Amortized      Unrealized     Unrealized       Fair
                                                     Cost           Gains          Losses         Value
                                                     ----           -----          ------         -----
                                                                       (In thousands)
Investments in debt and equity securities-
  Electric and gas utility:
  Quad-Cities nuclear decommissioning
    trust fund:
    Available-for-sale
      Equity securities. . . . . . . . . . .       $   5,836       $      -      $       -      $   5,836
      Municipal bonds. . . . . . . . . . . .          43,034            749         (1,773)        42,010
      Other. . . . . . . . . . . . . . . . .           1,586              -              -          1,586
                                                   ---------       --------      ---------      ---------
                                                   $  50,456       $    749      $  (1,773)     $  49,432
                                                   ---------       --------      ---------      ---------
                                                   ---------       --------      ---------      ---------
  Subsidiary Companies
    Available-for-sale
      Equity securities. . . . . . . . . . .       $ 171,201       $  2,388      $ (14,703)     $ 158,886
      Debt securities. . . . . . . . . . . .           2,516              -              -          2,516
    Held-to-maturity
      Equity securities. . . . . . . . . . .          40,628              -         (1,374)        39,254
      Debt securities. . . . . . . . . . . .          14,804             39         (1,849)        12,994

     At December 31, 1994, the debt securities held by the Quad-Cities nuclear decommissioning trust fund and the Company's subsidiaries had the following maturities:

                                                         Quad-Cities
                                                   Nuclear Decommissioning
                                                          Trust Fund                   Subsidiaries
                                                   -----------------------       ------------------------
                                                   Amortized        Fair         Amortized        Fair
                                                     Cost           Value          Cost           Value
                                                     ----           -----          ----           -----
                                                                      (In thousands)
Within 1 year. . . . . . . . . . . . . . . .       $   2,862      $   2,757      $   2,266       $  2,257
1 through 5 years. . . . . . . . . . . . . .           9,405          9,018          2,415          2,365
5 through 10 years . . . . . . . . . . . . .          16,409         16,023          5,284          4,271
Over 10 years. . . . . . . . . . . . . . . .          14,358         14,212          7,355          6,617


     The proceeds and the gross realized gains and losses on the disposition of investments held by the Quad-Cities nuclear decommissioning trust fund and the Company's subsidiaries for 1994 are as follows:

                                                         Year Ended December 31,
                                                        ------------------------
                                                                  1994
                                                        ------------------------
                                                             (In thousands)
Quad-Cities nuclear decommissioning trust fund:
   Proceeds from sales . . . . . . . . . . . . . . . .         $    2,214
   Gross security gains. . . . . . . . . . . . . . . .                  2
   Gross security losses . . . . . . . . . . . . . . .                (85)

Subsidiary companies:
   Proceeds from sales . . . . . . . . . . . . . . . .            133,555
   Gross security gains. . . . . . . . . . . . . . . .             10,336
   Gross security losses . . . . . . . . . . . . . . .             (5,149)


(14) INCOME TAX EXPENSE:

     Income tax expense includes the following for the years ended December 31:

                                                1994        1993        1992
                                              ---------   ---------   ---------
                                                         (thousands)
Income Taxes
   Current
      Federal. . . . . . . . . . . . . . . .  $  23,358   $  45,057   $  27,810
      State. . . . . . . . . . . . . . . . .      6,789      12,658       8,154
                                              ---------   ---------   ---------
                                                 30,147      57,715      35,964
   Deferred
      Federal. . . . . . . . . . . . . . . .     37,240      15,076      10,569
      State. . . . . . . . . . . . . . . . .      8,203       1,534          26
                                              ---------   ---------   ---------
                                                 45,443      16,610      10,595
   Investment tax credit, net. . . . . . . .     (5,859)     (5,961)     (6,143)
                                              ---------   ---------   ---------
   Total included in Operating Expenses. . .  $  69,731   $  68,364   $  40,416
                                              ---------   ---------   ---------
                                              ---------   ---------   ---------
   Included in Other Income. . . . . . . . .     (7,383)      2,570     (11,669)
                                              ---------   ---------   ---------
   Total Income Tax Expense. . . . . . . . .  $  62,348   $  70,934   $  28,747
                                              ---------   ---------   ---------
                                              ---------   ---------   ---------

     Included in Deferred Income Taxes and Other Current Assets on the Supplemental Consolidated Balance Sheets as of December 31 are deferred tax assets and deferred tax liabilities as follows (in thousands):

                                                      1994           1993
                                                    --------       --------
Deferred Tax Assets
   Related to:
      Investment tax credits . . . . . . . . . .    $ 67,279       $ 71,150
      Unrealized losses. . . . . . . . . . . . .       4,008          5,407
      Pensions . . . . . . . . . . . . . . . . .      11,509          7,652
      AMT credit carry forward . . . . . . . . .      34,555         37,756
      Nuclear reserves and decommissioning . . .       8,551          6,708
      Other. . . . . . . . . . . . . . . . . . .       8,350          5,382
                                                    --------       --------
      Total. . . . . . . . . . . . . . . . . . .    $134,252       $134,055
                                                    --------       --------
                                                    --------       --------
Deferred Tax Liabilities
   Related to:
      Depreciable property . . . . . . . . . . .    $698,800       $715,455
      Income taxes recoverable
         through future rates. . . . . . . . . .      84,550         75,212
      Reacquired debt. . . . . . . . . . . . . .      16,276          3,295
      FERC Order 636. . . . . . . . . . . . . . .      17,425              -
      Other. . . . . . . . . . . . . . . . . . .      42,707         18,933
                                                    --------       --------
      Total. . . . . . . . . . . . . . . . . . .    $859,758       $812,895
                                                    --------       --------
                                                    --------       --------

   The following table is a reconciliation between the effective income tax rate, before preferred stock dividends, indicated by the Supplemental Consolidated Statements of Income and the statutory federal income tax rate for the years ended December 31:


                                                    1994        1993        1992
                                                    ----        ----        ----
Effective federal and state
   income tax rate . . . . . . . . . . . . . .       31%         33%         24%
Amortization of investment tax credit. . . . .        4           4           6
Resolution of prior year tax issue . . . . . .        2           -           1
State income tax, net of federal income
   tax benefit . . . . . . . . . . . . . . . .       (4)         (5)         (3)
Dividends received deduction . . . . . . . . .        2           2           4
Other  . . . . . . . . . . . . . . . . . . . .        -           1           2
                                                     ---         ---         ---
Statutory federal income tax rate. . . . . . .       35%         35%         34%
                                                     ---         ---         ---
                                                     ---         ---         ---


(15) INVENTORIES:

   Inventories include the following amounts as of December 31 (in thousands):

                                                           1994           1993
   Materials and supplies, at average costs. . . . .     $ 31,688       $ 31,932
   Coal stocks, at average costs . . . . . . . . . .       26,878         24,679
   Fuel oil, at average cost . . . . . . . . . . . .        1,907          1,786
   Gas in storage, at LIFO costs . . . . . . . . . .       31,775         42,278
                                                         --------       --------
   Total . . . . . . . . . . . . . . . . . . . . . .     $ 92,248       $100,675
                                                         --------       --------
                                                         --------       --------

   At December 31, 1994 prices, the current cost of gas in storage was $38.6 million.

(16)  UNAUDITED QUARTERLY OPERATING RESULTS:


1994                                               1st Quarter   2nd Quarter   3rd Quarter   4th Quarter
                                                   -----------   -----------   -----------   -----------
                                                          (In thousands, except per share amounts)
Operating revenues . . . . . . . . . . . . . . .    $ 472,371     $ 326,726     $ 346,466     $ 368,112
Operating income . . . . . . . . . . . . . . . .       60,284        41,151        56,886        35,891
Income from continuing operations. . . . . . . .       47,468        24,747        42,125        22,045
Loss from discontinued operations. . . . . . . .         (759)         (603)       (4,236)          (47)
Earnings on common stock . . . . . . . . . . . .       44,136        21,570        35,316        19,167

Earnings per average common share:
  Income from continuing operations. . . . . . .    $    0.46     $    0.23     $    0.40          0.19
  Loss from discontinued operations. . . . . . .        (0.01)        (0.01)        (0.04)            -
                                                    ---------     ---------     ---------     ---------

Earnings per average common share. . . . . . . .    $    0.45     $    0.22      $   0.36*    $    0.19
                                                    ---------     ---------     ---------     ---------
                                                    ---------     ---------     ---------     ---------


1993                                               1st Quarter   2nd Quarter   3rd Quarter   4th Quarter
                                                   -----------   -----------   -----------   -----------
                                                         (In thousands, except per share amounts)

Operating revenues . . . . . . . . . . . . . . .    $ 458,124     $ 326,766     $ 362,481     $ 394,588
Operating income . . . . . . . . . . . . . . . .       63,958        41,523        62,824        35,475
Income from continuing operations. . . . . . . .       46,559        25,494        54,063        21,589
Income (loss) from discontinued operations . . .       (1,492)       (1,877)       (1,292)          807
Earnings on common stock . . . . . . . . . . . .       43,026        21,582        50,924        19,952

Earnings per average common share:
  Income from continuing operations. . . . . . .    $    0.46     $    0.24     $    0.53     $    0.19
  Income (loss) from discontinued operations . .        (0.02)        (0.02)        (0.01)         0.01
                                                    ---------     ---------     ---------     ---------

Earnings per average common share. . . . . . . .    $    0.44     $    0.22     $    0.52**   $    0.20
                                                    ---------     ---------     ---------     ---------
                                                    ---------     ---------     ---------     ---------

* Includes the estimated loss on the disposal of the construction subsidiaries.
**  Includes the gain on the gas property exchange.


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To MidAmerican Energy Company:

     We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets and consolidated statements of capitalization of Midwest Resources Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1994 included in Midwest Resources Inc's. Annual Report on Form 10-K for the year ended December 31, 1994, which also includes our report dated January 27, 1995. Our report expressed an unqualified opinion on those statements and included an explanatory paragraph with respect to the change in method of accounting for postretirement benefits other than pensions in 1993, as discussed in Note 14 to the consolidated financial statements.

     We have also made a similar audit of the accompanying supplemental consolidated balance sheets and supplemental consolidated statements of capitalization of MidAmerican Energy Company (an Iowa Corporation) and subsidiaries as of December 31, 1994 and 1993, and the related supplemental consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1994. The supplemental consolidated statements give retroactive effect to the merger between Midwest Resources Inc., Iowa-Illinois Gas and Electric Company and Midwest Power Systems Inc. on July 1, 1995, which has been accounted for as a pooling of interests as described in Note (1)(a). These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We did not audit the financial statements of Iowa-Illinois Gas and Electric Company for the years ended December 31, 1994 and 1993, included in the supplemental consolidated financial statements of MidAmerican Energy Company, which statements reflect total assets constituting 42% and 41% in 1994 and 1993, respectively, and total revenues constituting 37% and 35% in 1994 and 1993, respectively, of the related supplemental consolidated totals.
 These statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Iowa-Illinois Gas and Electric Company, is based solely upon the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based upon our audit and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of MidAmerican Energy Company and its subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, after giving retroactive effect to the merger between Midwest Resources Inc., Iowa-Illinois Gas and Electric Company and Midwest Power Systems Inc. as described in Note (1)(a), all in conformity with generally accepted accounting principles.

                                             Arthur Andersen LLP
Chicago, Illinois
July 1, 1995

RESULTS OF OPERATIONS FOR THREE MONTHS ENDED MARCH 31, 1995, COMPARED TO THREE MONTHS ENDED MARCH 31, 1994

     The following table provides a summary of the earnings contributions of the Company's operations for each three-month period discussed below:


                                                            MARCH 31
                                                        1995      1994
                                                       --------    --------
  Earnings in Millions of Dollars
         Utility operations...................         $  34.3   $  39.8
         Nonregulated operations..............             1.0       5.1
         Loss from discontinued
            operations........................             -        (0.8)
                                                       --------    --------
         Consolidated earnings................         $  35.3   $  44.1
                                                       --------    --------
                                                       --------    --------

  Earnings Per Common Share
         Utility operations...................           $ 0.34   $  0.41
         Nonregulated operations..............             0.01      0.05
         Loss from discontinued
           operations.........................             -        (0.01)
                                                       --------    --------
         Consolidated earnings................         $   0.35   $  0.45
                                                       --------    --------
                                                       --------    --------


OPERATING REVENUES

     ELECTRIC:

      Interim rates for an Iowa electric rate case went into effect in January 1995. Included in interim rates is recovery of other postretirement employee benefits (OPEB) costs on an accrual basis, which is significantly greater than the pay-as-you-go method previously used. Recovery of certain energy efficiency costs for which the Company had recorded a regulatory asset until recovery of such costs could be sought through the regulatory process contributed to an increase in the rate per kWh. The Company began collecting the energy efficiency costs in October 1994 for one filing and January 1995 for a second filing. Although recovery of OPEB and energy efficiency costs increases the Company's revenues, the impact on net income is minimal due to the increase in other operating expenses from the amortization of the energy efficiency and OPEB regulatory assets and the accrual-basis recognition of current OPEB costs. Amortization of energy efficiency costs increased other operating expenses by $1.1 million for the quarter, and OPEB costs increased $1.8 million compared to the first quarter of 1994, $1.0 million of which was the amortization of the regulatory asset.

     Increases due to rates were offset by a decrease in retail sales reflecting milder weather in 1995, and a decrease in sales for resale.

     GAS:

     Gas operating revenues in the first quarter of 1995 decreased significantly compared to the first quarter of 1994. A reduction in the cost of gas per unit was the primary cause of the decrease in revenues. The Company is allowed current recovery from most of its customers for purchased gas costs through purchased gas adjustment clauses. As a result, fluctuations in the cost per unit of gas purchased for those customers has no impact on net income.

     Gas operating revenues were further reduced by a decrease in sales due to milder temperatures in the Company's service territory.

     The above decreases were partially offset by an increase in rates due to the current gas rate case and the collection of certain energy efficiency costs. A portion of the increase in rates relates to the recovery of OPEB costs on an accrual basis, as discussed above. Other operating expenses for the 1995 quarter are approximately $0.9 million greater than the 1994 quarter as a result of the current expensing of OPEB costs and the amortization of energy efficiency and OPEB regulatory assets.

OPERATING EXPENSES

     Changes in the cost of electric fuel, energy and capacity (collectively, Energy Costs) reflect fluctuations in generation mix, fuel cost and energy and capacity purchases. Energy Costs for the 1995 quarter decreased compared to the 1994 quarter due primarily to the reduction in total sales. An increase in the average Energy Cost per unit partially offset the decrease due to sales. A Cooper outage that ended in February 1995 had the most significant impact on average Energy Cost per unit. As a result of the outage, the Company had to use more expensive purchased power and Company-owned generation to meet sales requirements.

     Cost of gas sold decreased in the first quarter of 1995 compared to the first quarter of 1994 primarily due to decreased purchased gas costs from suppliers and lower gas purchases reflecting warmer temperatures in the first quarter of 1995.

     The decrease in Cooper non-fuel costs was due to an adjustment for 1994 operations and maintenance costs which were not billed to the Company as anticipated. However, the Company expects Cooper operations and maintenance costs to continue to increase.

     Other operating and maintenance expenses increased for the first quarter of 1995 compared to the first quarter of 1994. In addition to the effect of energy efficiency and OPEB expense increases in 1995, as discussed above, expenses for the 1994 quarter were reduced by $3.0 million due to capitalizing previously expensed energy efficiency costs to comply with the IUB regulation of these costs. These increases were partially offset by lower operating and maintenance costs at the Quad-Cities Station.

     Property taxes increased due to higher assessed values.

OTHER INCOME

     Revenues of subsidiaries decreased due primarily to reduced nonregulated natural gas sales. In addition, lower margins on gas marketed and lower gas prices on gas produced reduced revenues.

     Other income of subsidiaries in the first quarter of 1995 decreased compared to the first quarter of 1994 due to gains on the disposition of special-purpose funds in 1994 which were not duplicated in 1995. The Company's first quarter 1994 sale of an investment in a leveraged lease, which resulted in a $1.6 million aftertax gain for that period, also contributed to the decrease in 1995 compared to the 1994 first quarter.

     Expenses of subsidiaries decreased in the first quarter of 1995 compared to the first quarter of 1994 due to reduced nonregulated sales of natural gas and lower expenses associated with gas marketed.

PREFERRED AND PREFERENCE DIVIDENDS

     The decrease in the preferred and preference dividends in the first quarter of 1995 compared to the first quarter of 1994 is due to the redemption of certain series of outstanding preferred shares in December 1994.